Total Entertainment to Acquire Beth Bender Cosmetics

NEW YORK, NY -- 01/27/2004 -- Total Entertainment, Inc. (OTC BB: TLEI) and Beth Bender Cosmetics (Beth Bender, Inc.) announced today that they have signed an agreement for Total Entertainment to acquire Beth Bender Cosmetics.

Beth Bender Cosmetics is an independent cosmetics company selling in more than 30 high-end salons, spas and specialty boutiques nationwide, as well as through the company's website at www.bethbender.com. As the recent cosmetics sponsor of Mercedes-Benz LA Fashion Week, and with dozens of high-profile articles praising the company in major women's fashion magazines, Beth Bender Cosmetics brings to Total Entertainment a unique and rapidly growing company with a diversity of original products. In addition, Beth Bender Cosmetics has received unprecedented reception from Beauty editors, Celebrities and Tastemakers nationwide and looks to be one of the hottest new cosmetic companies launched in recent years. The company plans to launch an extension of its current line to include an additional 45 SKU's and a new teen line this spring.

Sandy J. Masselli, Jr., Chairman and CEO of Total Entertainment, and Granger B. Whitelaw, President and COO of Beth Bender Cosmetics, declared in a joint statement, "Beth Bender Cosmetics has already built an extremely strong foundation, and Total Entertainment is now prepared to take the company to the next level. Having reached an agreement in principal we anticipate completing the transaction in the next 30 days."

Masselli added, "Total Entertainment has retained Blue Car Partners, LLC, www.bluecarpartners.com, to assist in the acquisition of the North American distribution rights for MCM. The Companys strategic plan is to expand into the consumer goods market with an emphasis on the luxury goods sector. The Company plans to introduce its new name change and corporate identity program, before the end of the first quarter 2004."

Important Disclaimer: Safe Harbor Statement

This press release contains 'forward-looking statements' as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance. Actual results may differ materially from the forward-looking statements and business strategy as a result of a number of risks and uncertainties, many of which are outside our control, including but not limited to the risks that: the acquisition company will not realize the synergies and other benefits associated with the transaction; that the acquisition will be unable to further identify, develop and achieve success for new products and services; Total Entertainment does not undertake to provide, nor has any obligation to provide, update or revise forward-looking statements. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors that could cause actual events or results to differ materially from those indicated from Forward-looking statements, including the matters set forth in Total Entertainment's reports and documents filed from time to time with the Securities and Exchange Commission Total Entertainment cautioned that there are no assurances that a merger agreement will be reached.

CONTACT:
Total Entertainment, Inc.
Sandy J. Masselli Jr.
1-732-842-5553

Granger B. Whitelaw
Beth Bender Cosmetics, Inc.
1-212-265-1661